EXHIBIT 99.1

Contacts:

Analysts:	Robert Lentz
614-876-2000

Media:	Deb Strohmaier
740-549-6074

GREIF, INC. REPORTS FISCAL SECOND QUARTER 2005 RESULTS

DELAWARE, Ohio (June 2, 2005) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in paper, corrugated packaging and timber, today announced results for its second quarter ended April 30, 2005. Net income before restructuring charges, debt extinguishment charge and timberland gains (special items) was $23.9 million for the second quarter of 2005 compared with $16.0 million for the second quarter of last year. Diluted earnings per share before special items were $0.81 versus $0.56 per Class A share and $1.25 versus $0.85 per Class B share for the second quarter of 2005 and 2004, respectively.

The Company reported GAAP net income of $16.8 million, or $0.57 per diluted Class A share and $0.88 per diluted Class B share, for the second quarter of 2005 versus $8.4 million, or $0.30 per diluted Class A share and $0.45 per diluted Class B share, for the same quarter last year. The Company’s second quarter of 2005 results were positively impacted by a higher gross profit ($8.7 million increase), a lower level of restructuring charges ($1.7 million decrease) and higher timberland gains ($2.0 million increase) compared to the second quarter of 2004. These positive impacts were partially offset by a debt extinguishment charge ($2.8 million) in the second quarter of 2005.

Michael J. Gasser, chairman and chief executive officer, said, “Operating results for the second quarter of 2005 are in line with our expectations, despite continued competitive pressures and higher input costs. During fiscal 2005, the Greif Business System, which is the way we do business, will continue to benefit our operations as we strive to sustain the positive results already achieved and look for new opportunities to further enhance shareholder value.”

A reconciliation of the differences between all non-GAAP financial measures disclosed in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net sales rose 13 percent (10 percent excluding the impact of foreign currency translation) to $613.0 million for the second quarter of 2005 from $542.2 million for the same quarter of 2004. The net sales improvement was attributable to the Industrial Packaging & Services segment ($58.7 million increase) and the Paper, Packaging & Services segment ($12.0 million increase). Higher selling prices, primarily in response to increased costs of steel and resin, drove this improvement.

Gross profit was $97.9 million, or 16.0 percent of net sales, for the second quarter of 2005 versus $89.3 million, or 16.5 percent of net sales, for the second quarter of 2004. The deterioration in gross profit margin compared to a year ago was principally due to generally lower sales volumes and higher raw material costs, partially offset by improved selling prices and labor and other manufacturing efficiencies related to the ongoing transformation initiatives. See “Transformation to the Greif Business System” below.

Selling, general and administrative (SG&A) expenses were $56.1 million, or 9.1 percent of net sales, for the second quarter of 2005 compared to $55.7 million, or 10.3 percent of net sales, for the same period a year ago. While certain SG&A expenses, such as employee benefits and professional fees, primarily related to compliance matters regarding Section 404 of the Sarbanes-Oxley Act of 2002, were higher on a quarter-over-quarter comparison, certain other SG&A expenses were reduced compared to the second quarter of 2004.

Operating profit before restructuring charges and timberland gains increased 28 percent to $42.7 million for the second quarter of 2005 compared with $33.3 million for the second quarter of 2004. This increase was primarily attributable to the Paper, Packaging & Services segment ($7.9 million increase) and the Industrial Packaging & Services segment ($1.7 million increase), partially offset by the Timber segment ($0.2 million decrease). There were $10.6 million and $12.3 million of restructuring charges and $3.4 million and $1.4 million of timberland gains during the second quarter of 2005 and 2004, respectively. GAAP operating profit was $35.4 million for the second quarter of 2005 compared with $22.4 million for the same period last year.

Business Group Results

Industrial Packaging & Services

In the Industrial Packaging & Services segment, the Company offers a comprehensive line of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products and polycarbonate water bottles throughout the world. The key factors influencing profitability in the second quarter of 2005 compared to the second quarter of 2004 in the Industrial Packaging & Services segment were:

•	Higher selling prices;

•	Generally lower sales volumes for steel and fibre drums;

•	Benefits from transformation initiatives;

•	Higher raw material costs, especially steel and resin;

•	Lower restructuring charges; and

•	Impact of foreign currency translation.

In this segment, net sales rose 15 percent (11 percent excluding the impact of foreign currency translation) to $458.4 million for the second quarter of 2005 from $399.7 million for the same period last year. Selling prices rose primarily in response to higher raw material costs, especially steel and resin, compared to the same quarter last year. However, sales volumes were generally lower for steel and fibre drums.

Operating profit before restructuring charges rose to $29.4 million for the second quarter of 2005 from $27.8 million for the same period a year ago. Restructuring charges were $8.8 million for the second quarter of 2005 compared with $9.5 million a year ago. The Industrial Packaging & Services segment’s gross profit margin declined to 15.6 percent in the second quarter of 2005 versus 17.8 percent in the second quarter of 2004 due to generally lower sales volumes and higher raw material costs, partially offset by improved selling prices and labor and other manufacturing efficiencies related to the transformation initiatives. GAAP operating profit was $20.6 million for the second quarter of 2005 compared with $18.2 million for the second quarter of 2004.

Paper, Packaging & Services

In the Paper, Packaging & Services segment, the Company sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the second quarter of 2005 compared to the second quarter of 2004 in the Paper, Packaging & Services segment were:

•	Higher selling prices;

•	Generally lower sales volumes for containerboard, corrugated sheets and corrugated containers; and

•	Lower restructuring charges.

In this segment, net sales rose 9 percent to $150.0 million for the second quarter of 2005 from $138.0 million for the same period last year due to improved selling prices for this segment’s products. Sales volumes for containerboard, corrugated sheets and corrugated containers were down on a quarter-over-quarter comparison.

Operating profit before restructuring charges was $10.4 million for the second quarter of 2005 compared with $2.4 million the prior year. Restructuring charges were $1.8 million for the second quarter of 2005 versus $2.7 million a year ago. The increase in operating profit before restructuring charges was primarily due to improved selling prices, partially offset by generally lower sales volumes and higher transportation and energy costs in the containerboard operations. GAAP operating profit was $8.6 million for the second quarter of 2005 compared with a loss of $0.2 million for the second quarter of 2004.

Timber

As of April 30, 2005, the Company owned approximately 281,000 acres of timber properties in southeastern United States, which were actively harvested and regenerated, and approximately 35,000 acres in Canada. The key factors influencing profitability in the second quarter of 2005 compared to the second quarter of 2004 in the Timber segment were:

•	Consistent level of timber sales; and

•	Higher gain on sale of timberland.

Timber net sales were $4.5 million for the second quarter of 2005 and 2004. Operating profit before restructuring charges and timberland gains was $2.9 million for the second quarter of 2005 compared to $3.1 million a year ago. Restructuring charges were insignificant for the second quarter in both years. Timberland gains were $3.4 million for the second quarter of 2005 and $1.4 million for the same quarter last year. GAAP operating profit was $6.2 million for the second quarter of 2005 compared with $4.4 million for the second quarter of 2004.

As previously reported, in May 2005, the Company completed the first phase of the sale of 56,000 acres of timberland, timber and associated assets for $90 million. In this first phase, 35,000 acres of the Company’s timberland holdings in Florida, Georgia and Alabama were sold for approximately $51 million in the third quarter of 2005. The second phase of this transaction is expected to occur in several installments during the Company’s 2006 fiscal year. The Company will recognize significant timberland gains in its consolidated statements of income in the periods that these transactions occur.

Transformation to the Greif Business System

The Company’s transformation to the Greif Business System continues to enhance long-term organic sales growth, generate productivity improvements and achieve permanent cost reductions. The transformation, which began in fiscal 2003, delivered annualized benefits of approximately $80 million through the end of fiscal 2004. Additional annualized benefits of approximately $35 million are expected during fiscal 2005. The opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further footprint consolidation. In addition, the Company has launched a strategic sourcing initiative to more effectively leverage its global spend and lay the foundation for a world-class sourcing and supply chain capability.

In the second quarter of 2005, the Company recorded restructuring charges of $6.8 million related to transformation activities begun prior to October 31, 2004. These restructuring charges totaled $14.0 million for the first half of 2005. Management is pleased with the progress of the transformation initiatives to-date and is continuing to evaluate future rationalization options based on that progress.

In the second quarter of 2005, the Company also recorded $3.8 million of restructuring charges related to the impairment of two facilities, currently held for sale, that were closed during previous restructuring programs.

Financing Arrangements

Total debt outstanding was $490 million at April 30, 2005 compared to $469 million at October 31, 2004 and $644 million at April 30, 2004. Total debt to total capitalization was 42.1 percent at April 30, 2005 compared to 42.7 percent at October 31, 2004 and 52.5 percent at April 30, 2004.

Interest expense was $10.7 million for the second quarter of 2005 and 2004. Lower average debt outstanding was offset by higher interest rates during the second quarter of 2005 compared to the second quarter of 2004.

During the second quarter of 2005, the Company entered into a new revolving credit facility to improve pricing and financial flexibility. As a result, the Company recorded a $2.8 million debt extinguishment charge.

Capital Expenditures

Capital expenditures were $16.2 million, excluding timberland purchases of $1.3 million, for the second quarter of 2005 compared with capital expenditures of $16.3 million, excluding timberland purchases of $1.9 million, during the same period last year.

For fiscal 2005, capital expenditures are expected to be approximately $75 million, excluding timberland purchases, which would be approximately $25 million below the Company’s anticipated depreciation expense of approximately $100 million.

Company Outlook

Ongoing benefits from the transformation initiatives, which include incremental savings of $35 million to be realized in fiscal 2005, favorable comparisons for the Paper, Packaging & Services segment and generally better results in the international operations of the Industrial Packaging & Services segment are expected to drive earnings improvement. These positive factors will be partially offset by lower planned timber sales coupled with downward pricing pressure and lower than planned sales volumes during the second half of fiscal 2005. The second quarter results were in line with expectations and management reaffirms previous earnings guidance, before special items, in the range of $3.50 to $3.60 per Class A share for fiscal 2005.

Conference Call

The Company will host a conference call to discuss its second quarter of 2005 results on Friday, June 3, 2005 at 10:00 a.m. ET at (800) 218-9073. For international callers, the number is +1 (303) 262-2130.

The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s Web site approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive expertise in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in the United States. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the

Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic or business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers, and price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the frequency and volume of sales of the Company’s timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended October 31, 2004. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2005	2004	2005	2004
Net sales	$612,960	$542,189	$1,195,524	$1,011,049
Cost of products sold	515,042	452,928	1,008,880	852,338

Gross profit	97,918	89,261	186,644	158,711

Selling, general and administrative expenses	56,068	55,745	115,789	106,770
Restructuring charges	10,621	12,278	17,807	27,537
Gain on sale of assets	4,194	1,122	14,538	5,231

Operating profit	35,423	22,360	67,586	29,635

Interest expense, net	10,693	10,716	20,786	22,963
Debt extinguishment charge	2,828	—	2,828	—
Other income, net	1,973	694	1,207	916

Income before income tax expense and equity in earnings of affiliates and minority interests	23,875	12,338	45,179	7,588

Income tax expense	7,001	3,800	12,966	2,337
Equity in earnings of affiliates and minority interests	(107)	(89)	(310)	(168)

Net income	$16,767	$8,449	$31,903	$5,083

Basic earnings per share:
Class A Common Stock	$0.58	$0.30	$1.12	$0.18
Class B Common Stock	$0.88	$0.45	$1.67	$0.27

Diluted earnings per share:
Class A Common Stock	$0.57	$0.30	$1.09	$0.18
Class B Common Stock	$0.88	$0.45	$1.67	$0.27

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2005	2004	2005	2004
Net sales
Industrial Packaging & Services	$458,404	$399,689	$887,446	$737,080
Paper, Packaging & Services	150,034	138,043	298,239	263,337
Timber	4,522	4,457	9,839	10,632

Total	$612,960	$542,189	$1,195,524	$1,011,049

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$29,411	$27,760	$47,090	$36,611
Paper, Packaging & Services	10,372	2,435	19,963	7,788
Timber	2,868	3,079	6,875	7,475

Total operating profit before restructuring charges and timberland gains	42,651	33,274	73,928	51,874

Restructuring charges:
Industrial Packaging & Services	8,809	9,540	15,607	21,563
Paper, Packaging & Services	1,764	2,665	2,141	5,834
Timber	48	73	59	140

Restructuring charges	10,621	12,278	17,807	27,537

Timberland gains:
Timber	3,393	1,364	11,465	5,298

Total	$35,423	$22,360	$67,586	$29,635

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$16,176	$17,019	$32,312	$34,078
Paper, Packaging & Services	8,322	8,486	16,774	17,311
Timber	694	592	1,088	1,418

Total	$25,192	$26,097	$50,174	$52,807

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2005	2004	2005	2004
Net sales
North America	$332,515	$305,470	$649,691	$573,494
Europe	191,316	159,001	367,486	291,947
Other	89,129	77,718	178,347	145,608

Total	$612,960	$542,189	$1,195,524	$1,011,049

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$19,303	$13,672	$36,940	$22,156
Europe	13,883	12,993	19,923	17,304
Other	9,465	6,609	17,065	12,414

Operating profit before restructuring charges and timberland gains	42,651	33,274	73,928	51,874
Restructuring charges	10,621	12,278	17,807	27,537
Timberland gains	3,393	1,364	11,465	5,298

Total	$35,423	$22,360	$67,586	$29,635

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 30, 2005	October 31, 2004
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$52,029	$38,109
Trade accounts receivable	282,564	307,750
Inventories	222,149	191,457
Other current assets	86,935	75,366

	643,677	612,682

LONG-TERM ASSETS
Goodwill	228,571	237,803
Intangible assets	25,454	27,524
Other long-term assets	56,363	54,547

	310,388	319,874

PROPERTIES, PLANTS AND EQUIPMENT	857,014	880,682

	$1,811,079	$1,813,238

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$241,930	$281,265
Short-term borrowings	23,506	11,621
Other current liabilities	133,534	144,332

	398,970	437,218

LONG-TERM LIABILITIES
Long-term debt	466,215	457,415
Other long-term liabilities	272,299	287,786

	738,514	745,201

MINORITY INTEREST	1,290	1,725

SHAREHOLDERS’ EQUITY	672,305	629,094

	$1,811,079	$1,813,238

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended April 30, 2005			Three months ended April 30, 2004
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$35,423			$22,360
Restructuring charges	10,621			12,278
Timberland gains	(3,393)			(1,364)

Non-GAAP – operating profit before restructuring charges and timberland gains	$42,651			$33,274

GAAP – net income	$16,767	$0.57	$0.88	$8,449	$0.30	$0.45
Restructuring charges, net of tax	7,506	0.25	0.40	8,496	0.29	0.45
Timberland gains, net of tax	(2,398)	(0.08)	(0.13)	(944)	(0.03)	(0.05)
Debt extinguishment charge, net of tax	1,999	0.07	0.10	—	—	—

Non-GAAP – net income before restructuring charges, debt extinguishment charge and timberland gains	$23,874	$0.81	$1.25	$16,001	$0.56	$0.85

	Six months ended April 30, 2005			Six months ended April 30, 2004
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$67,586			$29,635
Restructuring charges	17,807			27,537
Timberland gains	(11,465)			(5,298)

Non-GAAP – operating profit before restructuring charges and timberland gains	$73,928			$51,874

GAAP – net income	$31,903	$1.09	$1.67	$5,083	$0.18	$0.27
Restructuring charges, net of tax	12,696	0.43	0.66	19,056	0.67	1.02
Timberland gains, net of tax	(8,175)	(0.28)	(0.43)	(3,666)	(0.13)	(0.20)
Debt extinguishment charge, net of tax	2,016	0.07	0.11	—	—	—

Non-GAAP – net income before restructuring charges, debt extinguishment charge and timberland gains	$38,441	$1.31	$2.01	$20,473	$0.72	$1.09

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2005	2004	2005	2004
Industrial Packaging & Services
GAAP – operating profit	$20,602	$18,220	$31,483	$15,048
Restructuring charges	8,809	9,540	15,607	21,563

Non-GAAP – operating profit before restructuring charges	$29,411	$27,760	$47,090	$36,611

Paper, Packaging & Services
GAAP – operating profit (loss)	$8,608	$(230)	$17,822	$1,954
Restructuring charges	1,764	2,665	2,141	5,834

Non-GAAP – operating profit before restructuring charges	$10,372	$2,435	$19,963	$7,788

Timber
GAAP – operating profit	$6,213	$4,370	$18,281	$12,633
Restructuring charges	48	73	59	140
Timberland gains	(3,393)	(1,364)	(11,465)	(5,298)

Non-GAAP – operating profit before restructuring charges and timberland gains	$2,868	$3,079	$6,875	$7,475